Exhibit 10.2

AMENDMENT TO THE DECOLAR LODGING OUTSOURCING AGREEMENT

Whereas, on August 17, 2016, Expedia and Travel Reservations entered into an agreements by means of which Decolar agreed to provide Expedia with access through the Decolar API to all Travel Products made available by Decolar or any of its Affiliates through any Travel Solution for properties located in the Decolar Territory for use on all Expedia Travel Solutions (the “Decolar Outsourcing Agreement”);

Whereas, on May 5, 2017 Decolar requested a change in the competitors list included in Annex B and Expedia was in agreement with such proposal,

Whereas, Expedia wishes to amend section E, 6, of the Decolar Outsourcing Agreement and Decolar is in agreement with such proposal,

THEREFORE, the Parties hereby agree as follows:

A.	Definitions. Terms not defined herein shall have the definition assigned to them in the Decolar Outsourcing Agreement.

B.	Amendment. Section E, 6 of the agreement should be revised to read as follows:

None of Expedia or its affiliates will use any Confidential Information available through the Decolar API or otherwise received pursuant to this Agreement to improve its own ordinary course hotel supply contracts with Properties in the Decolar Territory.

C.	Amended and Restated Agreement. The Parties agree to execute an amended and restated version of the Decolar Outsourcing Agreement which is included as Annex A. Unless hereby amended the rest of the terms and conditions of the Decolar outsourcing Agreement shall remain in full force and effect.

EXPEDIA	DECOLAR

By: Expedia Lodging Partner Services, Sarl, individually and on behalf of:	By:	TRAVEL RESERVATIONS S.R.L.

Travelscape, LLC
VacationSpot S.L.
Hotels.com, L.P.
AAE Travel Pte., Ltd.
Hotwire, Inc.
Expedia do Brasil Agência de Viagens e Turismo Ltda.
Venere Net S.r.l.

Signature: /s/ Mark Okerstrom	Signature:	/s/ Sebastián Gabriel Lezcano Treuer

Name: Mark Okerstrom	Name:	Sebastián Gabriel Lezcano Treuer

Title: Authorized Person	Title:	Attorney-In-Fact

EXPEDIA PARENT

By: Expedia, Inc.

Signature: /s/ Mark Okerstrom	Signature:	/s/ Verónica Jalife Manito

Name: Mark Okerstrom	Name:	Verónica Jalife Manito

Title: Authorized Person	Title:	Attorney-In-Fact

ANNEX A

AMENDED AND RESTATED DECOLAR OUTSOURCING AGREEMENT

A. DEFINITIONS

Capitalized words used but not defined in the body of this Agreement have the meanings described in Section E. 9 below.

B. STANDALONE BOOKINGS

1. Compensation. For each Booking, Expedia will be entitled to the compensation, as set forth on Annex A (the “Compensation”).

2. Bookings. For each Booking, Supplier instructs Expedia to act as a facilitator of such booking on behalf of Supplier, but acting in its own name. Payments for Bookings may be collected in the following two ways: (i) Expedia will collect advance payments from End Users at the time of such Booking (each such Booking, an “Expedia Collect Booking”) or (ii) payments from End Users will be collected by the Property upon completion of the stay and the Property will pay to Supplier, and Supplier will collect from the Property, the amount payable to Supplier under Supplier’s agreement with the Property (each such Booking, a “Hotel Collect Booking”). For each Expedia Collect Booking, (i) the parties will develop a mutually agreed upon invoicing system to reflect the relationships provided for under this Agreement, (ii) Expedia will be entitled to retain its Compensation and any charges or fees imposed on End Users by Expedia and, (iii) Supplier will be entitled to the Room Price (less any amounts Expedia is entitled to retain under this agreement) (the “EC Remittance”), including Taxes paid by the End User (except to the extent Expedia is required to pay such Taxes directly to the applicable Tax authorities) in accordance with the terms in Section B.3 below. For each Hotel Collect Booking, Expedia will be entitled to receive its Compensation from Supplier in accordance with the terms in Section B.3 below. The Parties agree that they may make commercially reasonable efforts to assess the possibility of implementing booking fees into Hotel Collect Bookings in the future.

3. Payments for Bookings, Invoicing and Compensation.

a. Hotel Collect Bookings. For Hotel Collect Bookings, following the end of each calendar month (an “HC Statement Period”), Decolar shall, by no later than the fourth (4th) day following the end of such HC Statement Period, provide a statement to Expedia electronically (a “HC Compensation Statement”), setting out the Compensation earned by Expedia for each Hotel Collect Booking that was a Consumed Booking (“Consumed HC Bookings”) during such HC Statement Period, specifying the End User’s name, the Expedia booking ID, the check-in and check-out dates and/or the dates of any cancellations or no-shows, the applicable Room Price net of Compensation, in each case, in the same currency in which the applicable Room Price and Rate Plan is made available through the Decolar API. Following receipt by Expedia of the HC Compensation Statement, Expedia will send Decolar an invoice (the “HC Invoice”) with respect to such HC Compensation Statement for all undisputed Consumed HC Bookings during such HC Statement Period and Decolar will pay the Compensation owed to Expedia with respect to all undisputed Consumed HC Bookings (the “Compensation Payment”) within fourteen (14) days following the end of such HC Statement Period.

b. Expedia Collect Bookings.

i. For Expedia Collect Bookings, following the end of each seven (7) calendar day period (an “EC Statement Period”), Decolar shall, with respect to such completed EC Statement Period, input into Expedia’s then-current electronic payment system (currently ExpediaPay) (the “Payment System”), or as otherwise directed by Expedia (a “EC Compensation Statement”), (i) the Compensation earned by Expedia for each Expedia Collect Booking that was a Consumed Booking during such EC Statement Period, specifying the End User’s name, the Expedia booking ID, the check-in and check-out dates and/or the dates of any cancellations or no-shows and the applicable Room Price net of Compensation, (ii) the EC Remittance and (iii) such other information that may be required from time to time for Expedia’s then-current Payment System, in each case, in the same currency in which the applicable Room Price and Rate Plan is made available through the Decolar API; provided that in the event Expedia changes its then-current electronic payment system, or decides to request any additional information in relation to the Bookings to the one described in (i) above, Expedia will provide Decolar with notice of such change at least two months prior to the implementation thereof.

ii. For Expedia Collect Bookings set out in the EC Compensation Statement, Expedia shall remit all undisputed EC Remittance, including Taxes paid by the End User (except to the extent Expedia is required to pay such Taxes directly to the applicable Tax authorities) with respect to all such Expedia Collect Bookings which were Consumed Bookings during such EC Statement Period within thirty (30) days following receipt by Expedia of the EC Compensation Statement for such EC Statement Period (the “EC Remittance Payment” and together with the Compensation Payment, the “Payments”); provided that if, during any consecutive twelve week period following the Effective Date (each, a “Measurement Period”), the average weekly aggregate amount of due and payable, but unpaid and undisputed, EC Remittance Payments for Consumed Bookings (the “Aggregate EC Remittance”) during the Measurement Period, as reflected on the aggregate due and payable, but unpaid and undisputed EC Compensation Statements for such period exceeds USD *** (the “Payment Threshold”), then the EC Remittance Payment for each EC Statement Period commencing with the second Statement Period following the end of such Measurement Period where the Payment Threshold was first met shall be paid within fifteen (15) days following receipt by Expedia of the EC Compensation Statement; provided further that if, at any time during any consecutive twelve week period commencing after the last day of the Measurement Period in which the Payment Threshold was met for the first time (i.e., the first week of such period must have commenced after the day on which the Payment Threshold was met for the first time) (the “Second Measurement Period”), the average weekly Aggregate EC Remittance Payment during such Second Measurement Period, as reflected on the aggregate due and payable, but unpaid and undisputed EC Compensation Statements for such period exceeds the Payment Threshold, then the EC Remittance Payment for each Statement Period commencing with the second Statement Period after the end of the Second Measurement Period where the Payment Threshold was met shall be paid within seven (7) days following receipt by Expedia of the EC Compensation Statement.

iii. Funds shall be paid by Expedia to Decolar via electronic funds transfer into the account indicated by Decolar. In the event that any EC Remittance Payment due in respect of a EC Compensation Statement is not received by Decolar in compliance with this provision or during the subsequent ten (10) Business Day period (the “Payment Period”), Expedia shall take such steps as may be necessary to cure any failure to make such EC Remittance Payment within five (5) Business Days after the end of such Payment Period. If, at the conclusion of such 15 Business Day period, any EC Remittance Payment due in respect of a EC Compensation Statement is not received by Decolar in compliance with this provision, in addition to Decolar’s rights under this Agreement and at Law, Decolar shall have the right to: (a) offset any such amounts due from any Payments due to Expedia hereunder; (b) cancel all un-stayed bookings; (c) suspend Expedia’s access to Decolar’s Travel Products immediately.

***	Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

c. Payment Currency. All Payments made by the Parties under this Agreement will be made in the same currency in which the Room Price and Rate Plan is made available through the Decolar API for the relevant Bookings and sent via wire transfer. Payments will be made to the following back accounts:

i. In case of Decolar, the Parties agree that all payments shall be made by Travelscape LLC, exclusively, to the following bank account:

***

Except as otherwise agreed by the Parties, any amounts otherwise received (i) will not be considered a valid Payment from Expedia, (ii) will not cancel Expedia’s outstanding obligations and (iii) will be promptly returned to Expedia.

ii. In case of Expedia, the Parties agree that all payments shall be made by Travel Reservations SRL, exclusively, to the following bank accounts:

***

Except as otherwise agreed by the Parties, any amounts otherwise received (i) will not be considered a valid Payment to Expedia, (ii) not cancel Decolar’s outstanding obligations and (iii) be promptly returned to Decolar.

4. Compensation. The Parties acknowledge and agree that the Compensation agreed for any Booking made under this Agreement adequately covers any marketing, IT and all other costs and expenses incurred by Expedia in the ordinary course of its business in relation to its facilitation of such Bookings in accordance with the provisions of this Agreement. The Parties further acknowledge that Expedia will not be required to incur any exceptional and/or additional expenditure relating to procuring any Bookings for any Property’s rooms. The Parties agree that the Compensation payable to Expedia may be increased at Supplier’s discretion whether generally or at the Property level.

C. PACKAGE BOOKINGS

1. Package and Opaque Bookings. Expedia will not display or make available Rate Plans and/or Room Prices for Package Bookings and/or Opaque Bookings to End Users for booking except: (i) as part of a Package Booking, (ii) as an Opaque Booking, (iii) to members of password protected closed groups operated by Expedia and its Affiliates (“Closed Groups”) or (iv) in connection with Cross-Selling Efforts. If Expedia is in breach of this Section C.1., Decolar will send Expedia a notice of such breach, along with information collected by Decolar that evidences such breach, and Expedia will have a period of ten (10) business days to cure any breach. If the breach is not cured in such time frame, Decolar may restrict access to Package Bookings with immediate effect and, if any Property terminates its agreement with Decolar as a result of such breach, Decolar may permanently restrict access to such Package Booking. Notwithstanding the foregoing, if Expedia, its Affiliates or an Expedia Partner, is in breach of this Section C.1 for a point of sale in the Decolar Territory, then Decolar will send Expedia a notice in this sense and Expedia will immediately cure any breach. In addition, in the case of a breach by an Expedia Partner, Expedia will immediately disable the distribution of the Decolar Travel Products to such Expedia Partner.

***	Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

D. REDISTRIBUTION

1. Redistribution. Expedia may make the Decolar Travel Products available for booking through any and all Expedia Partners. Notwithstanding the foregoing, Expedia shall not make available at any time Decolar Travel Products to the competitors of Decolar set forth in Annex B without Decolar´s prior written and express consent. Expedia shall be responsible and liable for losses to Decolar relating to breaches by Expedia Partners of the terms of this agreement, but only to the extent Expedia would have been liable for such actions as if they were Expedia actions under the terms of this agreement, subject to the indemnification provisions in Section 3.7.h and the limitations set forth Sections 3.7.o.

2. Expedia Partners’ Obligations. If any Expedia Partner does not comply with the obligations imposed on Expedia under this Agreement (including any error, misuse, or misrepresentation by such Expedia Partner), then upon written notice by Decolar (a “Partner Dispute Notification”), Expedia will promptly notify such Expedia Partner of the problem and use reasonable efforts to cause such Expedia Partner to comply with the requirements of this Agreement. Such Partner Dispute Notification shall include information collected by Decolar that evidences the Expedia Partner’s alleged breach including, if possible, confirmation that the alleged breach is in relation to Bookings made through an Expedia Travel Solution, identifying, if feasible, the URL, screenshots of the alleged breach and the time and date that the alleged breach occurred.

3. Expedia Partner Informal Dispute Resolution Procedure. During the five (5) day period after such Partner Dispute Notification is received by Expedia (the “Investigation Period”), (i) Expedia shall have the right to investigate the validity of such Partner Dispute Notification and (ii) the Parties shall engage in progressive management involvement to resolve the dispute and shall use commercially reasonable efforts to arrange personal meetings and/ or telephone conferences as needed. The escalation process is as follows (the “Escalation Process”):

Level	Decolar	Expedia
Level 1	Senior Manager, Affiliate Business	Senior Director, New Business
Level 2	Head of Affiliate Business	Vice President, New Business

If, at the end of such Investigation Period, Expedia determines the Expedia Partner that is the subject of such Partner Dispute Notification (i) has not committed the breach alleged in such Partner Dispute Notification or that such breach has been cured, then Expedia shall not be required to take any further action with respect to such Expedia Partner or (ii) has committed the breach alleged in such Partner Dispute Notification and such breach has not been cured (a “Verified Breach”), Expedia shall have an additional five (5) day period (the “Cure Period”) to cause the Expedia Partner to cure any such breach or breaches, provided that the Cure Period will not be applicable to points of sale in the Decolar Territory (the “Decolar Territory POSs”). If a Verified Breach by an Expedia Partner is not cured by the end of the Cure Period (or the end of the Investigation Period for a Decolar Territory POS), Expedia will immediately disable the distribution of either, as applicable, (i) the Decolar Travel Products to which the breach applies, if the breach relates to 10 Properties or less, or (ii) all Decolar Travel Products, if the breach related to more than 10 Properties, in each case to such Expedia Partner; provided that Expedia may reinstate the distribution of any suspended or disabled Decolar Travel Products to such Expedia Partner at such time as Expedia has determined the Verified Breach has been cured and will provide Decolar notice of such reinstatement. In the event that, pursuant to the terms of this section, Expedia is required to suspend or otherwise disable the distribution of Decolar Travel Products to an Expedia Partner on three separate occasions, then, following the third suspension or disabling of distribution pursuant to the terms of this section, Expedia will not be entitled to reinstate the distribution of Decolar Travel Products to such Expedia Partner. In no event will Expedia be required to disable or otherwise suspend the distribution of Decolar Travel Products to an Expedia Partner if Decolar has not (i) provided the Partner Dispute Notification in good faith,

(ii) provided evidence of any alleged breach under such Partner Dispute Notification, or (iii) negotiated or otherwise assisted in the implementation of the solution in good faith.

E. GENERAL TERMS

1. Term and Termination.

a. Term. The initial term will end on the three (3) year anniversary of the Effective Date, and will automatically renew for successive one (1) year renewal terms until Expedia or Decolar provides the other with notice of its intent not to renew at least thirty (30) days prior to the end of the then-current term (the initial term, together with any renewal term(s), the “Term”).

b. Termination for Breach. If either Party is in material breach or default under any provision of this Agreement, in addition to such other remedies as may be available, the non-defaulting Party may terminate the Agreement by providing written notice to the defaulting Party of the nature of the breach or default and the intent to terminate. Such termination will be effective thirty (30) days after the date of notice unless the defaulting Party cures the default within such thirty-day period.

c. Termination for Convenience; Termination Penalty. At any time following the last day of the sixth full calendar month after the Effective Date, either Decolar or Expedia will be entitled to terminate this agreement by delivering to the other Party a notice of the terminating Party’s intent to terminate the Agreement and the Agreement will terminate on the date that is ninety (90) days following receipt by the non-terminating Party of such notice. If Despegar decides to terminate, and the date on which such termination is effective falls in the period commencing on the first day of the seventh full calendar month after the Effective Date and ending on the last day of eighteenth (18th) full calendar month after the Effective Date (the “Termination Fee Period”), Decolar shall pay Expedia on or prior to the termination date (or Expedia may withhold from any EC Remittance Payment) a termination fee equal to the product of (i) the number of full and partial calendar months remaining in the Termination Fee Period as of the effective date of such termination and (ii) $***. The Termination Fee would not be applicable if Expedia decides to terminate.

***	Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

2. Rooms, Rates and Availability.

a. Rooms. Unless agreed otherwise, Supplier agrees that it will, or will cause the relevant Affiliate to, grant Expedia the same availability as (i) displayed or made available by Decolar on any Travel Solution or Website owned or operated by it or its Affiliates, other than with respect to the Limited Exceptions, (ii) made available to any Decolar Party through the Decolar API, and/or (iii) displayed or made available by any Decolar Party, to the extent permitted by Decolar or its Affiliates, through any Travel Solution to End Users for Decolar Travel Products capable of being booked during the Term.

b. Rates.

i. Supplier agrees that the Room Price and Rate Plans it (including those displayed or made available for Package Bookings and Opaque Bookings), and any of its Affiliates, provides to Expedia will be equal to or better than those (i) displayed or made available by Decolar on any Travel Solution or Website owned or operated by it or its Affiliates, other than with respect to the Limited Exceptions, (ii) made available to any Decolar Party through the Decolar API, and/or (iii) displayed or made available by any Decolar Party, to the extent permitted by Decolar or its Affiliates, through any Travel Solution to End Users for Decolar Travel Products capable of being booked during the Term. Any rules, restrictions, policies, and/or conditions (including rules associated with cancellation) applicable to any room that Supplier makes available to Expedia and its Affiliates through the Decolar API shall be no more restrictive than those applicable to any comparable room (i) displayed or made available by Decolar on any Travel Solution or Website owned or operated by it or its Affiliates, other than with respect to the Limited Exceptions, (ii) made available to any Decolar Party through Decolar API, and/or (iii) displayed or made available by any Decolar Party, to the extent permitted by Decolar or its Affiliates, through any Travel Solution to End Users for Decolar Travel Products capable of being booked during the Term.

ii. Except for Properties located in the countries in the Decolar Territory set forth on Annex C (the “Local Currency Properties”), all Rate Plans and Room Prices provided by Decolar and/or its Affiliates to Expedia will be in United States Dollars, with the intent that Decolar will apply the same Exchange Rate to Rate Plans and Room Prices to ensure that neither Party is disadvantaged as a result of local currency and fluctuations in exchange rates.

A. For each Rate Plan and Room Price provided through the Decolar API to Expedia in United States Dollars, Decolar will apply the same exchange rate for the local currency in which the Property makes its rooms available to Decolar as the Exchange Rate; provided that in the event Expedia changes its exchange rate service, such change will only be enforceable against Decolar and apply to Decolar Travel Products for purposes of this agreement exclusively, as long as Decolar, in its sole discretion, approves it after a written notice of such change from Expedia. If Decolar decides not to approve it, the Parties agree to discuss in good faith alternatives to avoid any of the Parties being disadvantaged as a result of local currency and fluctuations in exchange rates.

B. For Local Currency Properties, the Rate Plans and Room Prices provided by Decolar to Expedia will be in the local currency in which the Property makes its rooms available to Decolar (the “Local Currency”).

iii. Subject to Sections E.4.c and E.4.f, and unless otherwise agreed, Supplier instructs Expedia not to display Standalone Bookings on Expedia points of sale in regions where there is a Decolar Territory Travel Solution with a Rate Plan lower than the relevant Room Price provided by Decolar through the Decolar API for the specific Travel Product. Supplier acknowledges that Expedia will determine the Room Price for Package Bookings at its sole discretion.

3. End User Experience.

a. End User Experience. Subject to Section E.3.d below, Expedia will be responsible for and shall provide, all support to End Users for customer care and support issues related to the booking of Decolar Travel Products and will be solely responsible for any liability to End Users as a result of such customer care and support, if such liability was not caused by Decolar or its Affiliates; provided that, subject to Sections E.3 and E.4, if such liability was caused by Decolar and/or its Affiliates, Decolar shall be solely responsible for such liability. Except as otherwise expressly set forth herein, Expedia shall not, at any time, have the ability to engage in any activities with respect to Decolar Travel Products that result in the issuance of any End User “accommodations”, such as cancellations outside of the cancellation window or goodwill coupons and credits, discounts, refunds, and similar accommodations (“Goodwill Modifications”), unless Expedia makes such Goodwill Modifications directly with the End User and such Goodwill Modifications are made at the sole cost and expense of Expedia. Expedia agrees to inform Decolar during the first fifteen days following each calendar quarter, of the claims received during the previous calendar quarter upon notice to the email defined on Section E.7.i (“Quarterly Claim Report”). In addition, the Parties agree to maintain regular communication between their customer service groups – or any other group that may be involved – for purposes of prompt notification of guests complaints (“Claim Notification”). Decolar will, or will cause the relevant Affiliate to, provide second line consultative support for customer care and support issues with respect to the Decolar Travel Products, including Goodwill Modifications with the Property (which such Goodwill Modifications will solely be at Expedia’s instruction and at Expedia’s sole cost and expense). Without limiting the generality of the foregoing, Expedia will as soon as reasonably practical: (a) transmit to End Users booking Decolar Travel Products, without substantial revision, deletion or change of any sort, all information transmitted by Decolar or its Affiliates to Expedia for re-delivery to such End Users, in addition to any other standard information provided by Expedia to End Users in connection with a Booking, provided that such information shall not contain any of Decolar’s or its Affiliates’ branding, Marks and Materials; and (b) transmit to Decolar all communications, without substantial revision, deletion or change of any sort, received by Expedia or its Affiliates from such End Users that are expressly addressed to Decolar with respect to Decolar Travel Products (e.g., booking requests and other customer service inquiries). Subject to Section E.3.d below, Expedia will be responsible for any liability to End Users that directly results from the customer care provided by Expedia to such End User for Decolar Travel Products booked through the Expedia Platform and/or an Expedia Travel Solution, including all costs associated with any debit memo, replacement room nights, charge backs, and cancellation fees. Decolar shall be responsible for all liability to the extent caused by information created by Decolar or its Affiliates (excluding information created by the Property or any other third party which is not modified by Decolar or its Affiliates (other than to correct minor mistakes)) that is transmitted to Expedia by Decolar’s second-line support. Decolar acknowledges and agrees that none of it, its Affiliates will treat any End User that books a room through the Expedia System differently than it treats any other End User that books a room through any Website owned or operated by Decolar, its Affiliates, including, without limitation, with respect to the handling of overbooking (i.e., “walk”) situations, the allocation of room types (including, for the avoidance of doubt, with respect to views, bedding options, size of rooms, etc.), the provision of customer service and the amenities available with the booked room type and the amount and charging of Hotel Fees, and the amount and charging of such fees or surcharges relating to payment process or method. Decolar shall make it commercially reasonable efforts to ensure that each Property provides reward/loyalty points when an End User makes a booking at a Property through the Expedia System to the same extent such Property allows such points for bookings made through any third-party booking or distribution channels.

b. Cancellation; No Shows. Supplier agrees that each Property’s cancellation and no-show policy offered through the Expedia System will be at least as favorable as any cancellation or no show policies (i) offered by Decolar on any Travel Solution or Website owned or operated by it or its Affiliates, other than with respect to the Limited Exceptions, (ii) made available to any Decolar Party through the Decolar API , or (iii) displayed or made available by any Decolar Party, to the extent permitted by Decolar or its Affiliates, through any Travel Solution to End Users for Decolar Travel Products capable of being booked during the Term. Subject to the terms and conditions of the relevant Property’s cancellation policy, Expedia reserves the right to cancel a Standalone Booking or Package Booking at any time. None of Supplier or any Property shall cancel any Standalone Booking or Package Booking and shall not encourage End Users to cancel Standalone Bookings or Package Bookings. If Supplier has not entered its cancellation policy for the relevant Property into Decolar API, Expedia’s default cancellation policy will apply. Expedia is entitled to the Compensation on any penalty amounts charged to End Users and actually collected by Expedia or Decolar for no-shows, cancellations or similar booking modifications. In the case of cancellation or similar booking modification fees/penalties not charged by Expedia to the End Users, Decolar shall work in good faith to get a waiver of such charges from the Properties.

c. Relocations. Supplier represents and warrants that it has entered into an agreement with each Property (the “Hotel Agreement”) which sets forth, and each Property agrees, that if the Property is unable to honor a Booking, the Property must (i) relocate the affected End User to a comparable or better Property, (ii) book such alternative accommodation so that it is available on or before the time of check-in of the original Property, pre-pay or make other arrangements to cover the room charges at such property for the nights in question, (iii) provide complimentary private transfer to the alternative accommodation and reimburse the End User and Expedia of all associated relocation costs to such property. Decolar agrees that it will make its best efforts to liaise with the respective Property to comply with the relocation provisions of the Hotel Agreement or, in the event the Property does not relocate a guest in accordance with the terms of Decolar’s agreement with such Property or Expedia reasonably requests a different relocation alternative for the affected End Users, to, as applicable, relocate such guest or make its best efforts to fulfill Expedia´s request, in a reasonable amount of time after notification of such situation.

d. Complaints. The Parties agree to follow the procedure set forth below (the “Procedure”) to address End User complaints against Expedia, its Affiliates and/or an Expedia Partner:

i. Any Expedia Party (as defined below) shall address End User complaints as it addresses End User complaints related to Expedia Travel Products ***.

ii. If Expedia, its Affiliates or any Expedia Partner or any of their respective shareholders, directors, officers, employees, agents or representatives (each, an “Expedia Party”) suffers any damages or losses directly caused by, resulting from, or otherwise attributable to (in each case, whether totally or partially) any act, error, omission, failure or negligence of the Property to the End Users, Expedia and/or its Affiliates in connection with the End User’s claims and suffered by Expedia, its Affiliates and/or an Expedia Partner (the “Expedia Losses”), provided however that none of the losses caused by the following exceptions will be considered for purposes of calculating the Expedia Losses: (i) losses not included in the Quarterly Claim Report set forth in section E.3, (ii) losses caused totally by Expedia, its Affiliates or any Expedia Partner, and (iii) the proportion attributable to Expedia in the case of losses caused partially by Expedia; then Decolar shall indemnify the Expedia Parties for any and all such Expedia Losses incurred in any given Contract Year which exceed ***% of Annual Gross Booking Value, including all Expedia Losses that exceed the Discussion Threshold; provided that in the event Expedia Losses in a given Contract Year exceed ***% of the Annual Gross Booking Value (the “Discussion Threshold”), the Parties agree to discuss potential alternatives with respect to such Expedia Losses in excess of the Discussion Threshold; and provided further that in the event Expedia Losses exceed ***% of the Annual Gross Booking Value in a given Contract Year (the “Termination Threshold”), Decolar will have the option to terminate this Agreement upon 2-months prior written notice to Expedia, which termination shall not trigger the Termination Penalty as set forth in Section E.1.c.

iii. For all Expedia Losses subject to indemnification, Expedia shall, at the end of each Contract Year, provide Decolar with a good faith notice setting out in detail and with a sufficient amount of evidence the causes and amount of such Expedia Losses and providing evidence of efforts

***	Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

described in E.3.d.i above. Such notice shall include adequate identification of the Bookings, the End User complaint, the actions taken towards such complaint (including adequate proof of notice of such complaint to Decolar pursuant to the procedure established in E.3.a.) (a “Complaint Notice”). Up to *** days after the receipt by Decolar of the Complaint Notice, Decolar may review the Complaint Notice and object, in writing to Expedia, to the amount of the loss, causes and/or bookings included in the Notice (an “Objection Notice”); provided that any and all Expedia Losses set out in the Complaint Notice to which Decolar does not object in an Objection Notice during such ***-day period will be deemed due and payable as of the end of such period and Expedia may provide an invoice for such amount. In the event of a timely delivered Objection Notice, the Parties shall engage in the dispute resolution procedure set forth in 7.B.II for the amount of Expedia Losses, causes and bookings set out in the Objection Notice. After the amount of the Expedia Loss that is subject to an Objection Notice has been approved pursuant to such procedure, Expedia will send an invoice for the amount of Expedia Losses that has been so approved.

iv. Expedia has the right to withdraw any Claim Notification provided that it withdraws of the End User claim itself, at any time, in its sole discretion, and any withheld amounts relating to such withdrawn Claim Notification will not be counted for purposes of any of the provisions of this section.

4. Loading and Display of Rates and Information.

a. Property Information; Decolar API. Decolar shall, or shall cause the relevant Affiliate of Decolar to, provide Expedia with access through the Decolar API to all Decolar Travel Products displayed or made available by Decolar or its Affiliates on any Travel Solution owned or operated by or on behalf of such party, or to any Decolar Party through the Decolar API (whether such Travel Products are offered in connection with a Standalone Booking, a Package Booking or otherwise) for Properties located in the Decolar Territory for use in all Expedia Travel Solutions. Supplier agrees to make available through the Decolar API all relevant, including the most up-to-date, information relating to such Property’s Rate Plans, availability, applicable Tax rates, Hotel Fees, Property and Room Information, cancellation and no show policies. To the extent such Property and Room Information is provided to Decolar by the Property and is then provided to Expedia unmodified by Decolar (other than to correct minor actual mistakes in such information provided by the Property), such information is provided by Decolar “as is”, and Decolar does not make any warranties, expressed, implead or otherwise, regarding the accuracy, completeness or performance of the Hotel Information; notwithstanding, if the Property and Room Information provided by the Property is inaccurate, incomplete or incorrect, and the customer initiates a complaint, Decolar will make best efforts to liaise with the Property to ensure the Property (i) corrects the information uploaded, and (ii) is responsible for, and covers, any damages that the inaccurate information may have caused the affected guests. Any complaints received by Expedia from guests, will be subject to the Procedure set forth in Section E.3.d. Expedia acknowledges that the Property is responsible for the accuracy of all facts and information related to or provided by Supplier to Expedia via Decolar API to the extent Decolar has not modified (other than to correct minor actual mistakes in such information provided by the Property), such information from the original form in which it was received by Decolar from the Property. Notwithstanding anything to the contrary contained herein, in no event will Expedia be responsible for, or otherwise required to pay to Decolar or any Property, any amounts, whether in the form of EC Remittance or otherwise, in excess of the Rate Plan or Room Price (reduced by the amount of any Compensation, Taxes and/or other amounts Expedia is entitled to retain hereunder) provided to Expedia through the Decolar API unless expressly provided in this Agreement.

***	Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

b. Supplier Information. Supplier will submit to Expedia a fully-completed Merchant Payment Information Form and any additional information required by any future updates to such form. Supplier will provide fifteen (15) days written notice in the event of a change of its ownership or any change to the information included in the Merchant Payment Information Form, which notice shall be sent in accordance with the provisions included in Section E.7.i of this Agreement.

c. Rate Information.

i. Supplier authorizes Expedia to calculate on behalf of the relevant Properties and in accordance with this Agreement, the relevant Room Prices, together with any Hotel Fees, Taxes, or other amounts payable by the End User, based on information made available to Expedia by Supplier through the Decolar API (or otherwise provided by Supplier to Expedia in a manner acceptable to Expedia), and any such action by Expedia to derive such Room Price, Rate Plans, Hotel Fees, Taxes or other amounts on behalf of the relevant Property shall be deemed to be Supplier’s action, for purposes of this Agreement; provided that for points of sale owned and operated by Expedia in regions where there is a Decolar Territory Travel Solution, such calculation of any publicly displayed Room Price or Rate Plan shall not be less than the Room Price or Rate Plan made available through the Decolar API (other than as a result of coupons, credits, rebates or other similar price modifications, is displayed to a closed user group or otherwise would qualify as a Limited Exception).

ii. In the event Decolar receives a complaint from a Property (a) indicating that the Room Price displayed on an Expedia point of sale for a specific Decolar Travel Product from such Property that was sourced through the Decolar API is or was below the selling price authorized under such Property’s agreement with Decolar (the “Authorized Selling Price”) and (b) requesting that Expedia ceases displaying Room Prices below the Authorized Selling Price, Decolar shall promptly provide Expedia with notice of such complaint (a “Complaint Notice”), including a copy of the complaint and information collected by Decolar and/or the Property evidencing (x) the Authorized Selling Price and (y) the Room Price in question displayed on the relevant Expedia point of sale. Promptly after receiving the Complaint Notice, Expedia will investigate whether the Room Price in question was less than the Authorized Selling Price for such Decolar Travel Product from such Property, and if the evidence supports the claim set forth in the Claim Notice, Expedia will no longer display a Room Price less than the Authorized Selling Price for Decolar Travel Products for such Property sourced through the Decolar API.

iii. Notwithstanding the foregoing, Supplier acknowledges that it will immediately notify Expedia if Supplier believes that Expedia has incorrectly derived any Room Prices, Rate Plans, fees, charges or other amounts relating to rooms at any Property. Supplier agrees to honor all Bookings made during the Term at the Room Price (together with the relevant Hotel Fees and/or Taxes) provided through the Decolar API at the time such Booking occurred, including Bookings with stay-dates occurring after the expiration or termination of this Agreement.

iv. Any complaints received by Expedia from guests due to a Property not honoring the booking based on the argument that the rate is incorrect, will be subject to the Procedure set forth in Section E.3.d. Notwithstanding the foregoing, if Expedia calculations on Room Prices, Hotel Fees, Taxes, or other amounts payable by the End User differed from the information provided by Decolar through the Decolar API, Expedia shall be held liable to the extent, and only to the extent, of losses suffered by Decolar which directly result from such actions with respect to claims from End Users. Supplier represents that Properties are bound to comply with the laws and regulations of their jurisdiction and in such connection it agrees that the Properties will not increase in the Rate Plans and Hotel Fees in reaction to the occurrence or threatened occurrence of a Force Majeure Event, in contravention of such laws and regulations. Supplier accepts that it will not require End Users to pay any fees or surcharges relating to their payment process or method (e.g., End Users will not be charged any fees or surcharges for credit or debit card payments).

d. Merchandising; Intellectual Property. Supplier grants Expedia and each of its Affiliates the worldwide, nonexclusive, royalty-free, fully paid right and license, in any and all media now known or hereafter discovered or developed, to use the Property and Room Information (as well as Decolar Logos, to the extent Expedia, in its sole discretion elects to display any such Decolar logos) solely for the purposes of identifying, promoting, merchandising and/or obtaining Bookings for the Properties. Supplier represents and warrants that it is the authorized licensee and/or creator of Property and Room Information and Decolar logos and that such content, and Expedia’s and any of its Affiliates’ use, reproduction, distribution and display of such content, subject to the limitations set forth herein, does not and will not violate the rights of any third party. To the extent Supplier’s consent is required for Expedia to utilize the right and license above, Supplier hereby represents that it has all necessary rights and provides its consent and agrees that its consent may be shared directly with third parties. Any additional advertising or marketing to be performed for Decolar or any Property shall be governed by Expedia’s then-standard marketing terms and conditions. Expedia may remove any Property and Room Information, or edit in a reasonable manner any Property and Room Information that Expedia believes to be inaccurate or inappropriate. This Agreement does not grant to Supplier any ownership interest in, or any express or implied license or right to, any of the Materials or to any software or intellectual property rights owned by or licensed to Expedia or any of its Affiliates. The Property and Room Information provided to Expedia under this Agreement will be equal to or better than what is made available by Decolar on any Website owned or operated by it or its Affiliates, other than with respect to the Limited Exceptions.

e. Expedia Star Class Ratings. Subject to applicable laws and regulations of the jurisdiction where the Property is located, Supplier agrees that (i) Expedia will make the final determination of the Expedia star class rating assigned to each Property, and (ii) the Expedia star class rating assigned to each Property may be changed by Expedia from time to time in its sole discretion. To the extent any Property has an officially mandated star class rating, Supplier agrees to provide such star class rating, and its source, to Expedia. Expedia represents that the Expedia Star Class Rating will be displayed as such and not as the official star rating of any given Property.

f. Display; Special Programs and Discounts. Rooms displayed on the Expedia System will appear in an order determined by Expedia in its sole discretion. Supplier agrees that Expedia and/or certain of its Affiliates may also on occasion offer discount pricing for Properties’ rooms (e.g., through limited offers of general coupons or limited promotions on fenced channels); provided, that (i) any such offers shall be available with respect to a broad number of properties and not limited to the relevant Property and (ii) to the extent Supplier and Expedia have not agreed otherwise with respect to any particular offer, any such discount will be funded by a reduction to the Compensation. Supplier acknowledges and agrees that benefits offered to End Users by Expedia and any of its Affiliates through their respective loyalty programs or through customer service coupons shall not be a violation of this Agreement.

5. Operational Matters.

a. Booking Process. Expedia will provide notice to Supplier of each Booking processed through Decolar API. Decolar shall make the then-current version of the Decolar API available to Expedia for use by Expedia in accordance with the provisions of this Agreement. Decolar shall be responsible for any and all costs associated with the standard development and operations of the Decolar API in the form delivered to Expedia. Decolar will provide reasonable notice to Expedia, prior to making any material changes or updates to the Decolar API. In such notice, Decolar will determine if the upgrade is critical or a standard operational upgrade. Expedia shall make its best efforts to implement the critical upgrades within three (3) months and the standard operational upgrades within nine (9) months. Expedia acknowledges and understands that to be able to comply with this Agreement it will need to operate the then-current version of the Decolar API in accordance with the timelines set forth above.

b. Anti-Fraud Cooperation. Supplier acknowledges that it will make best efforts to cause the Property to ensure that the identification presented by any End User is valid and matches the booking information provided to Supplier by Expedia-. If a Party believes a Standalone Booking or Package Booking may be or is fraudulent, or certain data provided by an End User and/or Representative Property cannot be verified, then the Parties will work together in good faith to address such fraudulent or potentially fraudulent Standalone Booking or Package Booking and such co-operation shall include, but not be limited to, the Supplier obtaining any information that Expedia reasonably requires from the Property. In the event of a fraudulent or potentially fraudulent Standalone Booking or Package Booking according to Expedia´s assessment, Expedia may cancel such Standalone Booking or Package Booking at any time. If such circumstance arises, Expedia agrees to share the information of the transaction with Decolar. The Supplier shall provide a dedicated and staffed email address and telephone number twenty-four (24) hours a day to allow Expedia to cancel a Standalone Booking or Package Booking for fraudulent or potentially fraudulent activity (“Cancellation Notice”). On receipt of a Cancellation Notice, the Supplier shall make its best efforts to cause the Property to process any cancellation of such Standalone Booking or Package Booking that Expedia requests through a Cancellation Notice. If cancellation of a fraudulent or potentially fraudulent Standalone Booking or Package Booking occurs prior to or within two (2) hours after check-in, Decolar will make its best efforts to communicate with the Property so that neither Expedia nor any of its Affiliates shall be obligated to pay any cancellation fee or penalty. If the cancellation of a fraudulent or potentially fraudulent Standalone Booking or Package Booking occurs after such two (2) hour period following check-in, Decolar will make its best efforts to communicate with the Property so that the maximum penalty that may be charged to Expedia will be the relevant EC Remittance for the room, up to and including the date the Standalone Booking or Package Booking was cancelled, plus any applicable Taxes. The Supplier agrees that it will make its best efforts to recover any costs, expenses or fees incurred by Expedia as a result of the lack of fraud cooperation by a Property. The Supplier shall be solely responsible for any costs, expenses or fees incurred by Expedia, a guest or a third party associated or related to any failure to comply with its obligations set out in this Section E.5.b, including but not limited to chargeback amounts, interchange fees or merchant processing costs, penalties, fines, and fees (collectively “Refund Fees”). Expedia shall provide the Supplier with a statement from time to time of the Refund Fees incurred by Expedia which amount shall either, as determined by Expedia in its sole discretion: (i) be offset by Expedia against any amounts due to the Supplier; or (b) paid by the Supplier within thirty (30) days of the date of Expedia’s request.

c. Personal Data and Security. Unless Supplier receives consent directly from the End User, Supplier will not and will not permit any of its Affiliates to use information about End Users provided by Expedia to directly or indirectly, identify or engage in any solicited or unsolicited marketing, promotional, or similar communications. The Supplier shall: (i) when processing Personal Data, comply with applicable Data Protection Legislation and not, by act or omission, place Expedia in violation of any applicable Data Protection Legislation; (ii) process Personal Data only for the purposes of providing the Services under this Agreement or otherwise on the written instruction of Expedia; (iii) ensure appropriate operational and technical measures are in place to safeguard the Personal Data against any unauthorized access, loss, destruction, theft, use or disclosure; (iv) ensure that any third party vendor or service provider that is engaged by Supplier to process the Personal Data on Expedia’s behalf has entered into a written contract that contains data protection provisions substantially similar to these in this Agreement; (v) promptly notify Expedia if it becomes aware of any unauthorized or unlawful processing or breaches of security relating to the Personal Data; (vi) in relation to the transfer of Personal Data, not process Personal Data relating to EU Travelers outside of the European Economic Area (“Data Transfer”), except where the transfer is necessary for the conclusion or performance of a contract concluded in the interest of Expedia or the End User, is required by law and/or in relation to the transfer of Personal Data to Supplier’s group companies for the sole purpose of providing services to Expedia or End Users under this Agreement; and (vii) in relation to Data Transfer outside of the European Economic Area, shall ensure that any transfer of Personal Data relating to EU Travelers outside the European Economic Area is adequately protected as required Data Protection Legislation applicable in jurisdictions where Decolar operates. The Supplier warrants, represents and undertakes that any data it receives and/or has access to under or in relation to this Agreement, that it shall use such data in accordance with this Section E.5.c, and only as strictly necessary to fulfill each Standalone or Package Booking and not for any other purpose.

d. Expedia Privacy Policy. Expedia shall maintain privacy policies that govern the collection, treatment use and disclosure of Customer Personal Data from End Users of the Expedia Platform and any Expedia Travel Solution (the “Expedia Privacy Policies”) in connection with all collection, treatment, use, disclosure and retention of any Customer Personal Data, and shall ensure that it permits to share Customer Personal Data with Decolar and its Affiliates for the purpose of fulfilling its obligations hereunder with respect to procuring travel reservations or providing other services or functions on behalf of End Users or for Decolar on behalf of End Users, except as otherwise restricted by applicable law. Expedia shall ensure that it and its Controlled Affiliates have complied and at all times are in compliance with all applicable Laws, as well as any of its own applicable privacy policies, with respect to any Customer Personal Data. Expedia shall take all reasonable steps to ensure that all End Users have agreed or consented to or are otherwise subject to appropriate data privacy policies which permit the transfer and retention of the Customer Personal Data of such End Users by Expedia to Decolar.

e. Health and Safety. At Expedia’s request, Supplier agrees to make its best efforts to promptly cause a Property to provide Expedia with copies of such Property’s annual operating licenses and/or similar certificates to operate legally in the jurisdictions in which such Properties operate. In addition, Expedia may provide Supplier with a health and safety self-assessment questionnaire from time to time, and Supplier agrees to make its best efforts to pass on such questionnaire to the Property so that the Property can supply the information requested in the self-assessment in a timely manner. Further, Supplier agrees to make best efforts to promptly cause a Property to permit any employee of or consultant appointed by Expedia to carry out health and safety reviews of such Property. If, as a result of a self-assessment or a health and safety inspection, Expedia recommends health and safety enhancements or changes for any Property, Supplier agrees to make its best efforts to pass on to the Property such recommendations. Expedia is not obligated or otherwise required to display or make available for booking on any Expedia Travel Solution any Property received through the Decolar and in the event that Supplier or the Property fails to comply with Expedia requests under this Section E.5.e, Expedia may decide not to display such specific Property.

f. Taxes. Provided that Payments are performed in accordance to Section B.3.b, Supplier acknowledges that it is solely responsible for (i) the accuracy of such Tax rate information, the identification of applicable Taxes and any changes to the Tax rates entered into Decolar API and (ii) any Taxes related to any corporate or organizational structure of Decolar and its Affiliates, including any intercompany payments or flow of funds to or between the Decolar and its Affiliates. Supplier is responsible for accounting to the relevant tax authorities for any Taxes applicable to any amounts received by Supplier in consideration for Supplier’s services; provided may retain Taxes paid by the End User to the extent Expedia is required to pay such Taxes directly to the applicable Tax authorities. The Compensation is exclusive of Tax, and where Tax applies to the Compensation, such Tax amount shall be retained by Expedia. If requested by Expedia, Supplier will promptly provide Expedia with valid Tax invoices in respect of any transactions entered into under this Agreement, where Taxes are chargeable under applicable law. Each Party shall deliver to the other Party, prior to receipt of any payment hereunder, duly completed and signed copies of any necessary Tax forms, including Internal Revenue Service Forms W-9, W-8BEN or W-8ECI or other appropriate version of Form W-8, as applicable, or any similar information satisfactory to the other Party to establish that the payment is not subject to any Withholding Tax, including backup withholding, or is entitled to an exemption from, or reduction of, such withholding, as applicable. Thereafter, the Parties shall (a)

promptly notify each other of any change in circumstances of which they become aware that would cause any withholding to apply or would modify or render invalid any claimed exemption or reduction of withholding, and (b) take any commercially reasonable action that may be necessary to avoid any requirement to make any deduction or withholding.

g. Decolar Responsible. Decolar acknowledges and agrees that it shall make commercial reasonable efforts to ensure each Property’s proper and prompt performance of the terms and conditions set forth herein, including prompt enforcement of the terms and conditions of the Hotel Agreement.

6. Further Actions.

None of Expedia or its affiliates will use any Confidential Information available through the Decolar API or otherwise received pursuant to this Agreement to improve its own ordinary course hotel supply contracts with Properties in the Decolar Territory.

7. Miscellaneous.

a. Confidentiality and Public Statements. The Parties agree that any confidential, proprietary, know-how or trade secret information of any Party in any form (including commercial terms, commissions and fees and any other commercial terms disclosed through this Agreement or Decolar’s API) that is designated as “confidential” or that a reasonable person knows or reasonably should understand to be confidential (“Confidential Information”) will only be used as specifically permitted by the terms and conditions of this Agreement. Without the express written consent of the Party whose Confidential Information will be disclosed, during and after the Term, no Party will disclose or allow the disclosure of any Confidential Information of another Party to any third party, except that a Party may disclose Confidential Information to its employees, directors, agents, independent contractors and consultants on a need-to-know basis, provided that said Party has executed appropriate written agreements with each such individual or entity sufficient to enable compliance with all the provisions of this Section E.7.a. For the avoidance of doubt, “Confidential Information” includes, but is not limited to, information (i) provided by an End User in connection with any Standalone Booking, Package Booking or Opaque Booking, or (ii) provided by Expedia or any of its Affiliates, or otherwise obtained by Supplier, in connection with this Agreement, including without limitation, the terms and conditions of this Agreement. “Confidential Information” does not include any information that (A) becomes publicly available without the receiving Party’s breach of any obligation owed to the disclosing Party, (B) was known to the receiving Party prior to the disclosing Party’s disclosure of such information, (C) became known to the receiving Party from a source other than the disclosing Party where such source did not breach an obligation of confidentiality owed to the disclosing Party, or (D) is independently developed by the receiving Party. A Party may disclose another Party’s Confidential Information if required to do so to comply with a court order or other Governmental Authority demand that has the force of law; provided, that prior to disclosure, the disclosing Party must seek the highest level of protection available and provide the other Party with reasonable notice to seek a protective order. All Confidential Information will remain the exclusive property of the disclosing Party. No Party shall issue or participate in any press release or other public announcement, confirmation or statement regarding this Agreement or the contents of this Agreement without the other Party’s prior written consent. Further, no Party shall make disparaging public comments or remarks about another Party; provided that the Parties acknowledge and agree that user-generated content shall not be covered by this Section E.7.a. Nothing in this Section E.7.a shall prevent any Party from making any disclosure required by law, rule or regulation following prior consultation with the other Party (but such consultation is required only if prior consultation is lawfully permitted).

b. Disputes.

i. Non-payment Disputes. If Expedia and Decolar are unable to resolve any dispute (other than disputes relating to (i) Expedia Partners, which are addressed in Sections D.2 and D.3 or (ii) payment obligations, which are addressed in Section E.7.b.ii below) arising under this Agreement within five

(5) Business Days after delivery of a notification of dispute, the Party believing itself to be aggrieved shall request progressive management involvement in the dispute resolution process by written notice to the other Party. The Parties shall use commercially reasonable efforts to arrange personal meetings and/ or telephone conferences as needed. The negotiators shall have the Negotiation Period, including every level of the Escalation Process, in which to attempt to resolve the dispute. If such matter remains unresolved, either Party may exercise any rights available to it with respect to the disputed item under this Agreement or otherwise, including to settle the dispute in accordance with the terms set forth in Section E.7.l.

ii. Payment Disputes; Other Charges. If a dispute arises with respect to any payment obligation under this Agreement, neither Party shall be obligated to pay any disputed amounts set forth in a Compensation Statement delivered by Decolar until such time as the dispute has been resolved. Upon the earlier of (i) the end of each anniversary of the Effective Date or, (ii) at such time as the outstanding aggregate disputed amount exceeds USD ***, either Party may deliver to the other Party in writing a notice of any disputed payment obligations (a “Dispute Notice”), specifying in reasonable detail the nature of its dispute and the specific disputed amounts, including line item detail for such disputed amounts. During the thirty (30) day period after the delivery of such dispute notice to the other Party, the Parties shall attempt in good faith to resolve any such dispute and finally determine the proper amounts to be reflected on such statement. If, at the end of such thirty (30)-day period, the Parties have failed to reach agreement with respect to the matters addressed in the Dispute Notice, then the matter shall be submitted to the Accountant, which shall act as arbitrator. The Accountant shall determine the proper amounts to be reflected on a Compensation Statement for such period in accordance with the terms and conditions of this Agreement. The Accountant shall deliver to each Party, as promptly as practicable and in any event within thirty (30) days after its appointment, a written report setting forth the resolution of the dispute for such period. Such report shall be final and binding upon the Parties to the fullest extent permitted by applicable Law and may be enforced in any court having jurisdiction. Each Party shall bear all the fees and costs incurred by it in connection with this arbitration, except that, if the Accountant determines that the aggregate net adjustment to the applicable statement was greater than five percent (5%), all fees and expenses relating to the foregoing work by the Accountant shall be borne by the Party that does not prevail on the matters resolved by the Accountant, all fees and expenses related to the foregoing work by the Accountant shall be borne by such Party for any such dispute in which such Party did not prevail. No Payment dispute shall give the Party disputing such Payment the right to withhold any such Payment that is in dispute hereunder. For the avoidance of doubt, if a dispute arises with respect to any payment obligation under this Agreement, until such time as the dispute has been resolved in a manner satisfactory to the Parties in accordance with terms of this section, neither Supplier nor any Property will (i) apply any payment received for any other Booking or invoice to the disputed Booking or amount, (ii) charge or attempt to charge the End User directly for the disputed amount, (iii) refuse to honor any End User’s Booking, or (iv) take any other action likely to interfere with the fulfillment or enjoyment of any End User’s Booking. Final service provider is responsible for any incidental changes or services requested by a guest directly to the Supplier or the Property and for collecting from the guest any charges for such incidental changes or services.

c. Books and Records. In accordance with standard records retention business practices and policies in the industry, and in accordance with applicable generally accepted accounting standards, each Party shall keep all usual and proper records related to the performance of such Party’s obligations under this Agreement. Subject to the terms of this Section E.7.c, the unmodified books and records of each Party with respect to this Agreement, including without limitation, any information contained in any facsimile or electronic communication submitted by Supplier or Expedia, will control over any manual evidence provided by the other Party and will constitute

***	Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

evidence of the receipt by Supplier of Bookings made by End Users through the Expedia System and the amount of the applicable Compensation or EC Remittance, as the case may be, in respect of such Bookings. Each Party acknowledges that the other Party generally has no knowledge of (i) End Users’ actual arrival or departure dates, (ii) any cancellation notice that may be given by End Users directly to the Property, or whether any such cancellation notice as may be given is sufficient under the Property’s policies to relieve End Users (and Expedia) of all or any portion of the charges otherwise due to the Property, or (iii) any adjustment that may be negotiated by the Property directly with End Users with respect to reductions in rate, duration of stay, or otherwise. Accordingly, Supplier agrees that Expedia and its Affiliates shall be entitled to rely upon and accept as accurate any information relating to Standalone Bookings or Package Bookings received by Expedia from Supplier.

d. Limitations. (i) Expedia may, at any time and in its sole discretion, refuse to offer, display, or list for booking any Decolar Travel Products, including Properties’ rooms made available by Supplier through the Decolar API to the Expedia System. Expedia makes no representations or warranties regarding the Expedia System, Decolar Travel Products or Properties’ rooms, including any temporary or permanent interruption of the operation of the Expedia System or with respect to the number, frequency, or type of rooms booked through the Expedia System. With respect to Standalone Bookings, Package Bookings and Opaque Bookings, nothing in this Agreement constitutes a sale or rental of rooms to or by Expedia. (ii) EXCEPT AS EXPRESSLY DESCRIBED IN THIS AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY LAW, NO PARTY WILL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, OR OTHER CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR FOR ANY DIRECT OR INDIRECT LOST PROFITS OR REVENUE OR BUSINESS, OR LOST OR CORRUPTED DATA OR LOST ANTICIPATED SAVINGS OR GOODWILL OR REPUTATION, INCLUDING COSTS OR EXPENSES (INCLUDING ATTORNEYS’ FEES AND EXPENSES). (iii) Except as expressly described in this Agreement, no Party makes any warranties of any kind, whether express, implied, statutory or otherwise, and each Party specifically disclaims all implied warranties, including any warranties of merchantability or fitness for a particular purpose, to the maximum extent permitted by applicable law. (iv) Nothing in this Agreement shall limit or exclude any Party’s liability for fraud, death or personal injury caused by negligence any other liability which cannot be limited by law or any liability it has under an express obligation in this Agreement to indemnify the other.

e. Representations and Warranties. (i) Each Party represents and warrants that: (A) it is duly organized and validly existing under the laws of its state of organization and has full entity power and authority to enter into this Agreement and carry out the provisions included in this Agreement; (B) such Party is authorized to enter into this Agreement and perform its obligations under this Agreement; (C) this Agreement constitutes a valid and binding obligation enforceable against such Party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles; (D) the execution and performance of the each Party’s obligations under this Agreement will not violate any Laws of any jurisdiction nor the terms and conditions of any agreement or obligation between each Party and any third party, and (E) each Party holds all licenses, permits and authorizations required to comply with the obligations under this Agreement and no approval, order, consent of or filing with any Governmental Authority is required on the part of such Party in connection with its execution and delivery of this Agreement or the performance of its obligations under this Agreement. Decolar represents, warrant and covenants that: (a) each Property has executed and delivered to Decolar a Hotel Agreement, (b) to the extent that of the Hotel Agreement, (i) Decolar is legally authorized to bind each Property to the terms of this Agreement, and (ii) the terms and conditions of the Hotel Agreement are appropriate to enable Decolar to comply with and ensure the Property´s compliance with the obligations set forth herein, including, but not limited to, the obligation of the Property to indemnify the Decolar, its Affiliates and the Decolar Parties, and by virtue of the terms hereof, End Users, Expedia and its Affiliates against any losses caused by or resulting from any act, omission, failure, negligence of the Property to any End User, Expedia and/or its Affiliates in connection with claims from End Users ; and (c) Decolar will make commercially reasonable efforts to enforce the terms of the Hotel Agreement.

f. OFAC. Sanctions Regimes. Expedia represents and warrants that Expedia and each of its Affiliates is not and will not provide the Decolar Travel Products, or any information related thereto, to any entity incorporated in or resident in a country subject to economic or trade sanctions by the U.S. State Department or OFAC or are listed as a “Specially Designated National,” a “Specially Designated Global Terrorist,” a “Blocked Person,” or similar designation under the OFAC sanctions regime, except as permitted by law, license or exemption. Any material breach of this Section E.7.f arising from a Booking shall be deemed a material breach of this Agreement, and Decolar may immediately terminate this Agreement unless such breach has been cured within ten (10) days of notice of its occurrence; provided that any notice of violation from OFAC reflecting the misuse of Decolar Travel Products, or other final judgment indicating a breach of this Section E.7.f, shall be considered a material breach of this representation unless the result of a voluntary self-disclosure notice by Expedia as soon as practicable following becoming aware of any OFAC violation. Supplier represents that no Property is incorporated in or resident in a country subject to economic or trade sanctions by OFAC, or is listed as a “Specially Designated National,” a “Specially Designated Global Terrorist,” a “Blocked Person,” or similar designation under the OFAC sanctions regime. Expedia represents that neither it, its Affiliates, nor any beneficial owner of Expedia, are incorporated in or resident in a country subject to economic or trade sanctions by OFAC, or are listed as a “Specially Designated National,” a “Specially Designated Global Terrorist,” a “Blocked Person,” or similar designation under the OFAC sanctions regime.

g. Insurance. Decolar represents and warrants that before the Effective Date it has obtained the Policy (which has been previously approved by Expedia), and will at all times maintain the Policy or a substantially similar policy. The Policy currently names, and will continue to name, Expedia as an additional insured. Expedia may terminate this Agreement immediately upon written notice to Decolar if Supplier fails to comply with this Section E.7.g.

h. Indemnification. Expedia agrees, at its expense, to indemnify, defend and hold harmless Decolar, Properties and any of Decolar’s or Properties’ officers, directors, employees, or agents (“Indemnitees”) against any third-party claim or action for a breach or default by Expedia and/or its Affiliates under this Agreement; such indemnity to be limited to the loss, damage, expense or other liability (including without limitation, reasonable attorneys’ fees and expenses) directly incurred by an Indemnitee from that third-party claim or action and to apply only where the claim or action arose from breach or default by Expedia, its Affiliates or an Expedia Partner under this Agreement, including, without limitation, a breach of any representation, warranty or covenant. Supplier agrees, at Supplier’s expense, to indemnify, defend and hold harmless Expedia, each of its Affiliates and any of Expedia’s or any of its Affiliates’ officers, directors, employees, or agents against any third-party claim, action, loss, damage, expense or other liability (including without limitation, reasonable attorneys’ fees and expenses) arising from or relating to (i) the performance of any duties and obligations of Decolar, its Affiliates under this Agreement or any breach or default by any Decolar, its Affiliates under this Agreement, including, without limitation, a breach of any representation, warranty or covenant, (ii) lack of commercially reasonable cooperation by Decolar, its Affiliates in recovering losses caused by or resulting from any act, omission, failure, negligence of the Property to End Users, Expedia and its Affiliates in connection with claims from End Users. The Parties agrees to use counsel reasonably satisfactory to the other Party to defend any indemnified claim, and the other Party may participate in the defense or settlement of any claim at any time. The Parties also agrees not to consent to the entry of any settlement or judgment without the other Party’s prior written consent, which consent will not be unreasonably withheld.

i. Notices. All notices must be in English, in writing, and sent by facsimile, by electronic transmission or a nationally recognized overnight air courier to the applicable facsimile number, email address or address included in this Agreement, or such other notice address/fax/email delivered in a manner permitted by this Section E.7. i. Notices are deemed delivered and received (i)

if by facsimile transmission, upon successful facsimile transmission, (ii) if by a nationally recognized overnight air courier, upon delivery by such nationally recognized overnight air courier, (iii) if by electronic transmission, when directed to the following email addresses: ***. Expedia’s notice address/fax is: 333 108th Ave. NE, Bellevue, WA 98004, 425-679-7251, Attn: General Counsel., with a copy to c/o Expedia.com Ltd., The Angel Building, 407 St John Street, London, England EC1V 4EX, United Kingdom, Attn: Legal Department (Fax: +44 20 7019 2008). Decolar’s notice address/fax is Av. Corrientes 746, Piso 6, CABA, Argentina, (0054-11) 4894-3500 ext. 2061/4007.

j. Assurances. Expedia reserves the right to recoupment and offset of any amounts owed to Expedia by Supplier under this Agreement or any other agreement between Expedia and Decolar and/or any of its Affiliates. Upon written notice, Expedia may terminate this Agreement if Decolar ceases to do business, becomes insolvent, or is subject to bankruptcy or insolvency proceedings, whether actual or reasonably believed to be imminent. Upon written notice, Supplier may terminate this Agreement immediately with respect to any entity listed in the definition of “Expedia” if such entity ceases to do business, becomes insolvent, or is subject to bankruptcy or insolvency proceedings, whether actual or reasonably believed to be imminent. If reasonable grounds for insecurity arise regarding a Party’s performance of this Agreement, then the other Party may demand written adequate assurance of due performance (Expedia may provide such assurance on behalf of any of its Affiliates). Until the requesting Party receives such assurance in writing, it may suspend its performance of this Agreement. If the written assurance is not received within five (5) days after its request, or within such other reasonable period of time as a requesting Party may designate, then the failure to furnish such assurance constitutes a material breach of this Agreement, and the requesting Party may immediately terminate this Agreement upon written notice to Expedia, in the case of Decolar, or Decolar, in the case of Expedia.

k. Amendment. Any modification of this Agreement must be in writing and signed by Expedia and Decolar.

l. Governing Law; Arbitration. This Agreement is governed by and shall be construed in accordance with the laws of the state of New York without giving effect to any conflict of law principles. Without prejudice to Section E.7.b, any dispute arising or relating to this Agreement, or breach thereof, which cannot otherwise be resolved as provided above shall be resolved by binding arbitration conducted in accordance with the commercial arbitration rules of the American Arbitration Association (the “Arbitrator”) (or, major international arbitration institution agreed by the Parties) and judgement upon the award rendered by the arbitration may be entered in any court of competent jurisdiction. The arbitration shall be conducted by a single arbitrator appointed in accordance with such rules; provided, however, that if either Party requests the arbitration to be conducted by a panel of three arbitrators, one will be appointed by each Party and the third will be appointed in accordance with such rules. The place of arbitration shall be New York, New York, United States of America, unless the Parties shall have agreed to another location within fifteen (15) calendar days from the first referral of the dispute to the Arbitrator. The decision or award made by the arbitrator or arbitrators shall be written, final and binding, and the Parties waive any right to appeal the arbitral award, to the extent a right to appeal may be lawfully waived. The costs of any arbitration, including administrative fees and fees of the arbitrator or arbitrators, shall be shared equally by the Parties, unless otherwise specified by the arbitrator or arbitrators. If the Party initiating the arbitration is determined in the arbitral award to have lost the Dispute, such Party shall pay the other Party’s attorneys’ and expert fees. Otherwise, each Party shall bear the cost of its own attorneys’ and expert fees. Each Party retains the right to seek judicial assistance: (a) to compel arbitration; and (b) to enforce any decision of the arbitrator, including the final award. The arbitration proceedings contemplated by this Section C.7.j shall be as confidential and private as permitted by law. To that end, the Parties shall not disclose the existence, content or results of

***	Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

any proceedings conducted in accordance with this Section C.7.j, and deem that all materials submitted in connection with such proceedings are for the purpose of settlement and compromise; provided, however, that this confidentiality provision shall not prevent a petition to vacate or enforce an arbitral award, and shall not bar disclosures required by law (including any rule, regulation or policy statement of any national securities exchange, market or automated quotation system on which the Receiving Party’s securities are listed or quoted).

m. Miscellaneous. Each Party will fully comply with all international, national, state, federal or local laws, regulations and treaties applicable to its business and operations. Supplier acknowledges that Expedia provides bookings for multiple properties, including Supplier’s competitors, that Expedia has no obligation to disclose any terms relating to Expedia’s relationship with other properties, and that Expedia does not have any duty to disclose or segregate in any manner any amounts collected by Expedia from End Users under this Agreement. This Agreement is not intended to and does not create a partnership or joint venture relationship between or among the Parties. A Party’s failure to perform under this Agreement, other than the obligations set forth in Section E.3.c, is excused if the failure results from a Force Majeure Event. A Party whose performance is impaired as a result of a Force Majeure Event shall promptly notify Expedia, in the case of Supplier, or Decolar, in the case of Expedia. No Party may assign or otherwise transfer in any manner (whether voluntary or involuntary, or by operation of law, sale of securities or assets, merger, reorganization or otherwise) this Agreement, or any of its rights or obligations under this Agreement, without the prior written consent of Expedia, in the case of Supplier, or Decolar, in the case of Expedia; provided, however, that Expedia may assign any of its rights or obligations to any of its Affiliates. Any purported assignment in contravention of the preceding sentence will be void and of no force or effect. This Agreement is binding upon, and inures to the benefit of, the Parties and their respective permitted successors and assigns. Expedia may terminate this Agreement with immediate effect upon written notice to the Decolar should any Governmental Authority regulatory entity or any of its agencies, including but not limited to any state gaming commission, require that Expedia be investigated, registered or licensed in any form as a result of this Agreement. No provision in this Agreement may be waived, unless such waiver is confirmed in a writing signed by Expedia and Decolar. If any part of this Agreement is deemed invalid or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement continues in effect. The language of this Agreement will be English and any translation of this Agreement into a language other than English will be for reference purposes only. In the event of a conflict of interpretation, the English language will prevail. Except as otherwise agreed by the Parties, all payments contemplated under this Agreement will be made in US dollars. Sections A.1, B.1-B.3, C.1, E.3.b-d, E.4.a, E.4.c, E.5.b-c, E.5.e, E.6 and E.7, any other definitions, and any terms that, expressly state that they survive or by their nature, are intended to survive, will survive termination or expiration of this Agreement. This Agreement (including any amendments, exhibits or addenda hereto) is the Parties’ entire agreement respecting the subject matter hereof and supersedes all prior agreements, written and oral, respecting the subject matter.

n. DECOLAR DISCLAIMER. EXCEPT AS OTHERWISE SET FORTH HEREIN, THE DECOLAR API IS PROVIDED BY DECOLAR AND ITS AFFILIATES “AS IS” AND WHERE AVAILABLE, AND NEITHER DECOLAR NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATIONS OR WARRANTIES WITH REGARD TO THE SAME. DECOLAR AND ITS AFFILIATES EXPRESSLY DISCLAIM ALL IMPLIED WARRANTIES, OBLIGATIONS AND LIABILITIES ARISING BY LAW OR OTHERWISE, WITH RESPECT TO THE DECOLAR API, INCLUDING WITHOUT LIMITATION ANY: (a) IMPLIED WARRANTY OF MERCHANTABILITY, SATISFACTORY QUALITY OR FITNESS FOR A PARTICULAR PURPOSE; (b) IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE; OR (c) IMPLIED WARRANTY OF NON-INFRINGEMENT. Neither Decolar nor any of its Affiliates will have any liability to Expedia or any of its Affiliates or any End User relating to: (a) any failure of the systems of Decolar or its Affiliates or any third party that results in the failure or inability to process a Booking or transaction; (b) the quality of the Decolar Travel Products provided by Properties to End Users or (b) Expedia’s failure to meet its payment obligations.

o. LIMITATION OF LIABILITY. THE TOTAL AGGREGATE LIABILITY OF EITHER PARTY FOR CLAIMS ARISING IN CONTRACT, EQUITY OR OTHERWISE ARISING OUT OF OR RELATED TO THIS AGREEMENT WILL NOT EXCEED THE GREATER OF: (A) THE TOTAL COMPENSATION PAID OR PAYABLE BY DECOLAR TO EXPEDIA UNDER THIS AGREEMENT IN THE MOST RECENT TWELVE (12) MONTH PERIOD PRECEDING THE EVENTS GIVING RISE TO SUCH LIABILITY; AND (B) *** DOLLARS ($***); PROVIDED, HOWEVER, THAT THE LIMITATIONS OF LIABILITY SET FORTH IN THIS SECTION SHALL NOT APPLY TO ANY LIABILITY OF A PARTY ARISING FROM (a) SUCH PARTY’S FRAUD, INTENTIONAL MISREPRESENTATION, GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR BREACH OF THIS AGREEMENT, (b) AN AWARD OF DAMAGES AGAINST AN INDEMNIFIED PARTY IN CONNECTION WITH A THIRD-PARTY CLAIM OR (c) ANY PAYMENT OBLIGATIONS OR AMOUNT OF DAMAGES SPECIFICALLY PROVIDED FOR IN THIS AGREEMENT (INCLUDING THOSE UNDER SECTION E.7.B.II AND E.3.D).

p. DECOLAR API. Subject to the process set forth in Section D.2 and D.4, Decolar reserves the right to remove Decolar API access from Expedia and its Affiliates, if (i) a significant security breach of the Expedia Platform has occurred and is ongoing, as identified by Expedia, and such security breach poses a material threat to the Decolar systems or (ii) a malfunction by the Expedia Application, Expedia systems or any Expedia Partner’s systems, directly through its connection to the Decolar API, creates, or poses a material and likely threat of creating, a failure of the Decolar systems which would lead to a material adverse effect on Decolar and its Affiliates, taken as a whole. Except for limited testing, Expedia will provide Decolar with 10 day’s prior notice before Expedia makes available Decolar Travel Products through the Decolar API on a brand owned or operated by Expedia, other than Brand Expedia-powered points of sale.

q. Right to Specific Performance. The Parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Each Party further acknowledges that a breach or violation of this Agreement cannot be sufficiently remedied by money damages alone and, accordingly, each Party shall be entitled, without the need to post a bond or other security, in addition to damages and any other remedies provided at law or in equity, to specific performance, injunctive and other equitable relief in order to enforce or prevent any violation. Each Party agrees not to oppose the granting of such equitable relief, and to waive, and to cause its representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy.

8. Expedia Parent Payment Guarantee. Expedia Parent irrevocably, absolutely and unconditionally jointly and severally guarantees to Decolar the full and timely payment of Expedia’s payment obligations hereunder, in each case during the Term (the “Expedia Guaranteed Obligations”). This is a guarantee of payment, and Expedia Parent acknowledges and agrees that this guarantee is full and unconditional, and no release or extinguishment of Expedia’s obligations or liabilities under this Agreement, whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee. Without limiting the generality of the foregoing, Expedia Parent authorizes Expedia in its sole and absolute discretion, without any notice to or consent of Expedia Parent and without in any way discharging, terminating, releasing, affecting or impairing the obligations of Expedia Parent hereunder, to (a) amend, modify, extend or accelerate the time or manner of payment for or performance of the Expedia Guaranteed Obligations or otherwise amend or modify any other terms of provisions of this Agreement in accordance with its terms, (b) release, discharge, compromise or make any settlement with Decolar in respect of the Expedia Guaranteed Obligations or (c) exercise any right or power conferred in this Agreement, or fail or omit to enforce any such right or power, or waive any covenant or condition therein provided

***	Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

or any default thereunder. Expedia Parent represents and warrants to Decolar that (a) it has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder, (b) the execution and delivery by Expedia Parent of this Agreement has been duly authorized by all necessary corporate action and no other proceedings are necessary to authorize the execution and delivery of this Agreement, and (c) this Agreement has been duly and validly executed and delivered by Expedia Parent and, assuming due authorization and delivery by the other Parties, is a valid and binding agreement, enforceable against Expedia Parent in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

9. Definitions. Except as set forth in Section A of this Agreement, Capitalized words used but not defined herein have the meaning described in the body of this Agreement.

“Accountant” means KPMG LLP, or if KPMG LLP becomes unavailable, shall mean a certified public accounting firm chosen together by each Party´s auditors.

“Affiliate” means, in relation to Expedia, (a) Expedia, Inc., a Delaware corporation, and any entity that is directly or indirectly controlled by Expedia, Inc., a Delaware corporation (an “Expedia Controlled Affiliate”) or (b) any third party that facilitates bookings through the Expedia System (an “Expedia Partner”). For purposes of this definition, “control” shall be the beneficial ownership of 50% or more of any class of the voting securities of the relevant entity. With respect to (a) above, the term “Affiliate” will not be interpreted to include trivago GmbH or any of its subsidiaries. In relation to Decolar, means each entity that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with Decolar including, for the avoidance of doubt, Decolar.com, Inc., a Delaware corporation; provided that in no event will Expedia or any of its Affiliates be deemed to be an Affiliate of Decolar or any of its Affiliates.

“Annual Gross Booking Value” means the aggregate Room Price for any and all Bookings of Decolar Travel Products in any given Contract Year or calendar year, as applicable.

“Booking” means a Standalone Booking, a Package Booking and an Opaque Booking.

“Business Day” means any day on which banks in New York, New York and Buenos Aires, Argentina and Montevideo, Uruguay, are open for commercial banking business during normal banking hours, other than Saturday, Sunday or any federal or national holiday in the United States, Argentina or Uruguay.

“Compensation Statements” means the HC Compensation Statement(s) and/or EC Compensation Statement(s).

“Consumed” means, in the context of a Booking booked through the Decolar API, that the accommodation underlying such Booking has actually been provided to, and consumed by, the End User by the relevant Property and that the Compensation for such Booking has been retained or otherwise received by Decolar or its Affiliates.

“Contract Year” means the twelve month period immediately following the Effective Date and each anniversary thereof.

“Cross-Selling Efforts” means marketing efforts made by Expedia or its Affiliates to offer a booking of a Decolar Travel Product in connection with and after the End User has booked an air, car rental, or rail travel products.

“Customer Personal Data” means any of the following information with respect to an individual (a) highly sensitive information (such as financial/payment, account numbers, credit/debit card numbers, authentication data and passwords, SSN, Driver´s license, passport numbers, email addresses, telephone numbers and data related to ethnic origin, political opinion, health and/or sexual preferences among others), (b) confidential information (such as contact information, IP addresses, demographic information, date of birth or age and citizenship), and any other sensitive information.

“Decolar API” means the application programming interface or any other method, conduit or medium of delivery or access (including any future method, conduit or medium) that makes available Decolar Travel Products for booking by End Users on an Expedia Travel Solution.

“Decolar Logos” means the trademarks, copyrights and brand names associated with Decolar and its Affiliates, including Decolar and Despegar.

“Decolar Party” means any third party with authorized access for booking Decolar Travel Products.

“Decolar Travel Products” or “Travel Products” means lodging and lodging-like products and services (available now or hereafter fully developed by Decolar), whether as a Standalone Booking, Package Booking or Opaque Booking, which are offered or otherwise made available by Decolar or any of its Affiliates for booking on through the Decolar API.

“Decolar Travel Solution” means a Travel Solution operated by or on behalf of, or otherwise powered (whether through the provisions of Travel Products, technology or otherwise), supported or facilitated by Decolar or its Affiliates through the use of Decolar API.

“Decolar Territory” means all countries in the South American continent and the countries of Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Costa Rica, Cuba, Curaçao, Dominica, Dominican Republic, El Salvador, Grenada, Guadeloupe, Guatemala, Haiti, Honduras, Jamaica, Martinique, Mexico, Montserrat, Nicaragua, Panama, Puerto Rico, Saba, Saint Barthélemy, Saint Kitts and Nevis, Saint Lucia, Saint Martin, Saint Vincent and the Grenadines, Saint Eustatius, Saint Maarten Trinidad and Tobago, Turks and Caicos Islands and U.S. Virgin Islands.

“Decolar Territory Travel Solution” means a Travel Solution (i) in the Decolar Territory, which Travel Solution is owned and/or operated by Decolar and/or its Affiliates or (ii) outside of the Decolar Territory, which Travel Solution is (a) owned and/or operated by Decolar or its Affiliates and (b) *** (c) with respect to the promotion of such Travel Solution, Decolar and/or its affiliates made and have budgeted to make marketing investments in excess of US$ *** in each of the prior and current calendar years, respectively.

“End User” means a person that is a consumer of a good or service.

“Exchange Rate” means, for any given day, from (i) 12:00:00 a.m. to 7:59:59 p.m. New York time on such day, the Bloomberg Generic: BGN; Last, which was updated at 5:00 p.m. New York time on the previous day and (ii) 8:00 p.m. until 11:59:59 p.m. New York time on such day, the Bloomberg Generic: BGN; Last, which was updated at 5:00 p.m. New York time on such day.

***	Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

“Expedia” means Expedia Parent and the following entity(ies), as applicable to the type of bookings and relevant geography noted below:

Entity(ies)	Type of Bookings	Relevant Property Geography

Expedia Lodging Partner Services, Sarl, a Switzerland limited liability company

Travelscape, LLC, a Nevada limited liability company (d/b/a Expedia Travel);

VacationSpot S.L., a Spanish private company;

Hotels.com, L.P., a Texas limited partnership; and

AAE Travel Pte., Ltd., a Singapore private company

Expedia Brazil Agência de Viagens e Turismo Ltda.

Venere Net S.r.l.

	Standalone Bookings, Package Bookings, Opaque Bookings	Worldwide

Hotwire, Inc., a Delaware corporation	Opaque Bookings	Worldwide

Supplier agrees the foregoing chart may be updated by Expedia from time to time, with prior consent of Supplier.

“Expedia Parent” means Expedia, Inc., a Washington corporation.

“Expedia Platform” means any and all of the platforms accessed or utilized by Expedia and its Affiliates, or supplied by Expedia or any of its Affiliates, or to which they provide Travel Products, to a third party, for booking Expedia Travel Products, including Expedia’s desktop and mobile Websites, telesales services and systems, mobile applications and any other tools or mediums now or hereafter developed, whether or not branded with the Expedia Brand.

“Expedia Travel Solution” means a Travel Solution operated by or on behalf of, or otherwise powered (whether through the provisions of Travel Products, technology or otherwise), supported or facilitated by Expedia or its Affiliates through the use of an Expedia Platform or Expedia API.

“Expedia Travel Product” mean any travel product which is offered, made available or otherwise permitted to be booked by, through or on behalf of Expedia and/or its Affiliates.

“Expedia System” means the software, databases, products, and other components that make up the services marketed by Expedia and/or any of its Affiliates to enable End Users to shop for, reserve, book, and/or pay for travel and/or accommodation and related services through a computer, telephone, other interactive device, or other booking channel.

“Force Majeure Event” means an unforeseeable act or event beyond that Party’s reasonable control, such as war, work stoppage, fire, weather events, air carrier interruption, or act of government; provided, that a Force Majeure Event does not include economic hardship, changes in market conditions or insufficiency of funds.

“Governmental Authority” means any national, state, provincial, municipal or local or similar governments, regulatory or taxing authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, courts, bodies, boards, tribunals, or dispute settlement panels or other Law, rule or regulation-making organizations or entities (including any travel industry regulatory or administrative body): (i) having or purporting to have jurisdiction on behalf of any nation, territory, state, or other geographic or political subdivision of any of them; or (ii) exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power over a Party or any Affiliate.

“Hotel Fees” means all mandatory fees, costs or charges imposed by Property on End Users (other than the nightly rate for the applicable room and Taxes) that such End Users must pay in order to stay at the relevant Property, including without limitation resort fees and extra-person charges (to the extent not already included in the nightly rate for the applicable room), whether or not collected directly by the relevant Property. Hotel Fees do not include fees, costs, Taxes or charges for services or amenities included in the nightly rate for the applicable room or for any additional optional services or amenities that End Users choose to pay for (e.g., room service or spa appointments) or any service charges or other fees Expedia may charge to End Users.

“Limited Exceptions” means (i) limited partner´s promotions funded by such partner (which partner is not a Property)on a Decolar owned and/or operated Website, (ii) members of closed user groups where the End User has logged in to the Decolar owned and/or operated Website, (iii) coupons issued by Decolar and/or its Affiliates or (iv) limited testing optimization.

“Marks” means to patents, copyright, inventions, rights over designs and databases, registered designs, trademarks, trade names, registered trademarks, logos, service marks, practical knowledge, models, non-registered designs or, if relevant, the application of such rights, practical knowledge, trademark or trade name, domain or other similar rights or obligations whether registered or not, or any other intellectual or industrial property right, rights existing in other territories or jurisdictions worldwide.

“Materials” means all text, graphics, animation, audio and/or digital video components that reside on or are accessible from or through the Expedia System.

“Opaque Booking” means a booking of a Decolar Travel Product sourced through the Decolar API made by an End User through the Expedia System which is presented in such a manner that the Property name, flag affiliation (if any) and precise location are withheld from the End User until the End User has paid for the room.

“Package Booking” means a booking of a Decolar Travel Product sourced through the Decolar API by an End User through the Expedia System in connection with a trip that includes a booking by the same End User of a car-hire and/or airfare and/or rail ticket and/or cruise.

“Party” or “Parties” means Supplier and Expedia, individually or collectively, as the case may be.

“Personal Data” means personally identifiable information and, to the extent applicable Data Protection Legislation includes a definition of personal data or personally identifiable information, has the meaning set out in applicable Data Protection Legislation; and relates only to personal data, or any part of such personal data, that is made available by Expedia to Supplier under this Agreement.

“Policy” means the Technology Liability (E&O) and Data Protection (Cyber) Indemnity Insurance Policy, policy number *** issued by *** to Decolar, provided by Decolar to Expedia prior to the execution of this Agreement.

“Property and Room Information” means all information, including availability information, photographs, trademarks, names, trade names, logos, descriptions, and other content or material (a) provided by Decolar or any of its Affiliates through the Decolar API, or (b) otherwise obtained by Expedia or any of its Affiliates with Decolar’s knowledge and/or consent.

“Property” means any (i) hotel, inn, suite, resort or other accommodation (or parent chain or franchisor of the foregoing) and/or (ii) any third party that aggregates and distributes hotel, inn, suite, resort and/or other accommodation supply, in each case, that has entered into a contractual relationship with any Decolar or any of its Affiliates whereby it has authorized such Decolar or such Affiliate to instruct Expedia to make its rooms available for booking by End Users through the Expedia System on a Standalone Booking, Package Booking and Opaque Booking basis and which is included in Decolar API; provided, that Expedia may choose not to accept any such hotel, inn, suite, resort or other accommodation in its sole discretion.

“Rate Plan” means the applicable Room Price and associated booking conditions, attached to each relevant room type for a Standalone Booking or a Package Booking.

“Room Price” means, for any given Decolar Travel Product, the rate which is provided to Expedia by Decolar through the Decolar API for such Decolar Travel Product, including the nightly rate, applicable Taxes, Hotel Fees and any other pricing related information, other than any service charges or other fees Expedia may charge to End Users; provided that in no event will the Room Price made available to Expedia through the Decolar API for display on any Expedia point of sale include any fees from Decolar or its Affiliates, except (a) Room Prices for Expedia Collect Bookings for Expedia points of sale in regions where (i) there is a Decolar Territory Travel Solution and (ii) Decolar applies the same fee(s) on the corresponding Decolar Territory Travel Solution, and (b) Room Prices for Hotel Collect Bookings should this becomes a possibility pursuant to Section B.2 of this Agreement.

“Standalone Booking” means a standalone booking of a Decolar Travel Product sourced through the Decolar API by an End User through the Expedia System.

“Tax” or “Taxes” means any and all federal, national, state, local, provincial and other taxes, imposts, duties, levies, assessments and other similar governmental charges and fees imposed by any Governmental Authority, including capital gains, occupancy, gross receipts, business, income, profits, sales, use, lodging or accommodation, value added, goods and services, ad valorem, transfer, franchise, withholding, recapture, stamp duty, excise and property taxes and other taxes of any nature whatsoever (but not, for the avoidance of doubt, any Unclaimed Property Liabilities), together with all interest, penalties, and additions imposed with respect to such amounts.

***	Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

“Travel Booking” means the booking of a Decolar Travel Product.

“Travel Solution” means any online (including Websites) or offline portal, medium or other channels for consumer activities relating to travel or travel-related products, services or other offerings, including shopping, booking, reviewing, searching and redeeming of such travel or travel-related products, offering or services.

“Website” or “Websites” means any and all mediums, tools, instruments, channels and/or methods, now or hereafter developed for the access, distribution or sharing of information or electronically conducting commerce over a publicly available network, including a website, application and any and all versions of such sites and/or applications specifically designed and optimized for mobile device, such as a smartphone, tablet computer or other similar end user device.

The Parties are entering into this Agreement effective as of the Effective Date.

EXPEDIA	DECOLAR

By: Expedia Lodging Partner Services, Sarl, individually and on behalf of:	By: TRAVEL RESERVATIONS S.R.L.

Travelscape, LLC
VacationSpot S.L.
Hotels.com, L.P.
AAE Travel Pte., Ltd.
Hotwire, Inc.
Expedia do Brasil Agência de Viagens e Turismo Ltda.
Venere Net S.r.l.

Signature:	Signature:
Name:	Name:
Title:	Title:

EXPEDIA PARENT

By: Expedia, Inc.

Signature:
Name:
Title:

Annex A

Compensation

Booking:	Compensation:
Any Booking for a Property through the Decolar API.	***% of the Revenue for such Booking through the Decolar API, provided that Decolar may increase such percentage from time-to-time whether generally or at the Property level.

“Revenue” means, with respect to each Booking, (i) for a Rate Plan or Room Price on which Decolar or any of its Affiliates is entitled to receive a commission from a Property, the sum of the following amounts related to such Rate Plan or Room Price: (a) the amount designated as a commission, plus (b) the amount which Decolar or any of its Affiliates are or would be entitled to retain from amounts received from Expedia or any of its Affiliates, an End User, other third party and/or the Property or (ii) for a Rate Plan or Room Price on which Decolar or any of its Affiliates does not receive a commission from the Property, the sum of the amounts related to the Rate Plan or Room Price for such Booking, the amount designated as a markup, fee or other amount that Decolar or any of its Affiliates receives or is entitled to retain from amounts received from Expedia or any of its Affiliates, an End User, other third party and/or the Property, in each case, solely and directly in respect of a specific Booking, excluding any and all Indirect Revenues and Taxes.

“Indirect Revenues” means, for a given period, the aggregate amount (without duplication) of any revenues received by a Party or its Affiliates indirectly related to any Travel Bookings or other transactions through a Travel Solution, including Overrides, marketing funds from Properties or other third parties, bonus payment processing revenues (such as credit card fees and rebates), and vendor bonuses.

“Overrides” means, for a given period, the aggregate amount (without duplication) of any and all remuneration of any kind paid by a Property to Decolar or its Affiliates which remuneration is, or was, contingent upon the achievement of one or more performance metrics and is not directly related to a specific Booking.

***	Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

Annex B

Competitors

Competitors:

1. ***

The Parties agree that, upon a written request from Decolar, the Parties will review the list of Decolar competitors above (the “Competitors”) during a 3 Business Day period (each such review period, a “Competitor Review Period”), but in no event will any two Competitor Review Periods be closer together than six (6) months. During such Competitor Review Period, Decolar may, subject to Expedia’s consent (with such consent not to be unreasonably withheld), replace up to one Competitor listed above with a new competitor to Decolar, which new competitor is headquartered and primarily operates in the Decolar Territory (a “Replacement Competitor”). Expedia’s consent will be deemed to be unreasonably withheld if it withholds consent with respect to a Replacement Competitor that engages in unfair market practices which (a) generate, or if there is a high likelihood that they will generate, a material impact on Decolar’s or its Affiliates’ financial results and (b) are not in line with both (i) applicable law and (ii) common practice.

Expedia must remove access to the Decolar Travel Products from the Replacement Competitor within one month following the date of the agreement between the Parties to replace a Competitor with a Replacement Competitor.

***	Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

Annex C

Local Currency Properties: Countries

Country:

1. ***

The Parties agree that, upon a written request from Expedia or Decolar, the Parties will review the list of countries above (the “Countries”) in consultation with each Party’s treasury, tax and accounting teams. In connection with such review, the party that requested such review may, subject to the other Party’s consent (with such consent not to be unreasonably withheld), add additional countries to the list of Countries above.

***	Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.